EXHIBIT 99.1

The Joint Corp. Opens 400th Clinic

41 net new franchised clinics opened in 2017

SCOTTSDALE, Ariz., Jan. 18, 2018 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator, manager and franchisor of chiropractic clinics, reached 400 open clinics systemwide in January, 2018, having opened 41 net new franchised clinics during 2017.

Peter Holt, President and Chief Executive Officer of The Joint Corp., said, “We are proud to achieve the 400th clinic milestone, which demonstrates that we are continuing to expand The Joint Corp.’s scale and brand recognition. Patients who seek quality chiropractic care that is convenient and affordable are increasingly choosing The Joint, and we look forward to helping them attain continued wellness in the new year. We expect to welcome even more new patients in 2018 as we continue to support our franchisees in identifying prime locations for further expansion.”

On November 9, 2017, management stated that it expected to open 40 to 50 net new franchised clinics in 2017. The Joint opened 41 during 2017, ending the year with 399 clinics in the system.

The 400th The Joint Chiropractic location opened on Jan. 11, 2018 in Weston, Florida. It is the third location owned by David Roy, MD and managed by Robert Meek, MD.

Dr. Meek said, “We believe in The Joint Chiropractic’s value to patients, employees and owners. We’re proud to broaden our reach and our ability to provide an affordable, convenient approach to chiropractic care.”

About The Joint Corp. (NASDAQ:JYNT)
Based in Scottsdale, Arizona, The Joint is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. A no-appointment policy and convenient hours and locations make care more accessible, and affordable membership plans and packages eliminate the need for insurance. With 400 clinics nationwide and more than 4 million patient visits annually, The Joint is an emerging growth company and key leader in the chiropractic profession. For more information, visit www.thejoint.com or follow the brand on Twitter, Facebook, YouTube and LinkedIn.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Florida, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee and Washington, The Joint and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Molly Hottle: molly.hottle@thejoint.com; 480-245-5960 x202

Investor Contact: Kirsten Chapman/Becky Herrick, LHA Investor Relations, 415-433-3777, thejoint@lhai.com